Filed Pursuant to Rule 424(b)(3)

Registration Number 333-107210

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated July 25, 2003)

Common Stock

This prospectus supplement no. 1 supplements and amends the prospectus dated July 25, 2003 (as supplemented and amended to the date of this prospectus supplement, the “prospectus”) of Orthovita, Inc., relating to the resale from time to time of outstanding shares our common stock and shares of our common stock that may be issued upon the exercise of our warrants by the selling security holders identified in the prospectus under the caption “Selling Security Holders,” or their pledgees or assignees, or in any prospectus supplement to the prospectus. The information relating to the selling security holders contained in the prospectus and any prospectus supplements to the prospectus has been supplied to us by the selling security holder to which the information relates. This prospectus supplement is not complete, and shall not be delivered or otherwise utilized without the prospectus, including all supplements of amendments to the prospectus to the date of this prospectus supplement.

We are filing this prospectus supplement to reflect the following event:

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Crestview Capital Master, LLC has acquired 250,000 warrants to purchase our common stock that were originally purchased by BayStar Capital II, L.P. in Orthovita’s private placement transaction completed on July 2, 2003.

The table appearing under the caption “Selling Security Holders” on pages 20-21 of the prospectus is hereby amended and supplemented by (i) adding Crestview Capital Master, LLC as a selling security holder, together with corresponding footnote (7), and reflecting its holdings as of September 20, 2007, and (ii) updating footnote (3), which discloses the collective beneficial ownership of our common stock by Crestview Capital Master, LLC and other selling security holders with which it is affiliated, as set forth in the table below. For each selling security holder listed in the table below, the table sets forth (i) the number of outstanding shares of our common stock beneficially owned, (ii) the number of shares that may be issued upon the exercise of our warrants beneficially owned, (iii) the total number of shares, including shares that may be issued upon the exercise of our warrants, beneficially owned, (iv) the percentage beneficial ownership of our common stock, (v) the maximum number of shares that may be sold by this prospectus supplement and the prospectus, (vi) the number of shares that would be beneficially owned, assuming the sale of the maximum number of shares that may be offered and (vii) the percentage beneficial ownership of our common stock, assuming the sale of the maximum number of shares that may be offered. Percentages of beneficial ownership in the table below are based on 75,038,765 shares of our common stock outstanding on August 7, 2007. The Securities and Exchange Commission has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power, investment power or both. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that the shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or other right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement or (d) the automatic termination of a trust, discretionary account or similar arrangement. Shares of common stock may also be sold by assignees, donees, pledgees or other transferees or successors in interest of the selling security holder.

	Shares Owned Prior to Offering					Shares Owned After Offering
Name of Selling Security Holder	(A) Number of Shares Issued and Outstanding	(B) Number of Shares Issuable upon Exercise of Warrants	Total Shares	Percent	Number of Shares Being Offered	Number of Shares	Percent
Crestview Capital Fund, LP (3)	—	7,143	7,143	*	7,143	—	0%
Crestview Capital Fund II, LP (3)	—	83,929	83,929	*	83,929	—	0%
Crestview Capital Master, LLC(3, 7)	—	250,000	250,000	*	250,000	—	0%
Crestview Capital Offshore Fund, Inc. (3)	—	1,785	1,785	*	1,785	—	0%

*	Less than 1%.

(3)	Crestview Capital Fund, LP, Crestview Capital Fund II, LP, Crestview Capital Master, LLC and Crestview Capital Offshore Fund, Inc. are affiliates and collectively are the beneficial owners of 342,857 shares of our common stock.

(7)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities. Mr. Flink is an affiliate of a broker-dealer and it has been confirmed to us that CCM acquired the warrants and will resell the common stock issuable upon the exercise of the warrants in the ordinary course of business and that there are no arrangements with any other persons, whether directly or indirectly, to dispose of the securities.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 28, 2007.

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